Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
TRADEWEB MARKETS INC.
TRADEWEB MARKETS INC., a Delaware corporation (the “Corporation”), does hereby certify:
FIRST: The Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate”) is hereby amended by deleting Section 4.2 of Article IV thereof in its entirety and inserting the following in lieu thereof:
“Section 4.2    Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, the number of authorized shares of any class of the Common Stock or the Preferred Stock may be increased or decreased without a separate class vote of the holders of shares of Common Stock or Preferred Stock irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto). For the avoidance of doubt, the Corporation does not intend by the foregoing sentence to opt out of the provisions of Section 242(d) of the DGCL and intends that Section 242(d) be applicable to the Corporation. Notwithstanding the immediately preceding two sentences, the number of authorized shares of any particular class may not be decreased below the number of shares of such class then outstanding, plus:
(i)in the case of Class A Common Stock, the number of shares of Class A Common Stock issuable in connection with (x) the voluntary exchange or automatic conversion of all outstanding shares of Class B Common Stock, (y) the redemption (or alternatively, exchange), pursuant to Article XI of the LLC Agreement, of all Common Units included in all outstanding Class C Paired Interests and Class D Paired Interests, and (z) the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for Class A Common Stock;
(ii)in the case of Class B Common Stock, the number of shares of Class B Common Stock issuable in connection with the redemption (or alternatively, exchange), pursuant to Article XI of the LLC Agreement, of all Common Units included in all outstanding Class D Paired Interests; and
(iii)in the case of Class C Common Stock, the number of shares of Class C Common Stock issuable in connection with the voluntary exchange or automatic conversion of all outstanding shares of Class D Common Stock.”
SECOND: The Certificate is hereby amended by deleting Article VIII thereof in its entirety and inserting the following in lieu thereof:

“ARTICLE VIII
Section 8.1    Limitation on Liability of Directors and Officers.
(i)    To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty owed to the Corporation or its stockholders.
(ii)    Neither the amendment nor repeal of this Article VIII, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director or officer of the Corporation existing at the time of such amendment, repeal, adoption or modification.”
THIRD: The Certificate is hereby amended by deleting Section 12.2 of Article XII thereof in its entirety and inserting the following in lieu thereof:
“Section 12.2 Forum.
(i)    Unless the Corporation, in writing, selects or consents to the selection of an alternative forum, (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, stockholder or employee of the Corporation to the Corporation or the Corporation’s stockholders, (3) any action asserting a claim against the Corporation or any director, officer or stockholder of the Corporation arising pursuant to any provision of the DGCL or this Amended and Restated Certificate of Incorporation or the Bylaws (as either may be amended and/or restated from time to time), or (4) any action asserting a claim governed by the internal affairs doctrine, shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware; provided, however, that the foregoing exclusive forum provision of this Section 12.2(i) shall not apply to any action brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, unless the Corporation, in writing, selects or consents to the selection of an alternative forum, the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, to the fullest extent permitted by law, shall be the federal district courts of the United States of America.
(ii) To the fullest extent permitted by law, any Person purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Section 12.2.”

FOURTH: That the foregoing amendment to the Certificate was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.
[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer on the date set forth below.

TRADEWEB MARKETS INC.

By: /s/Douglas Friedman
Name: Douglas Friedman
Title: Chief Legal Officer

Dated: May 19, 2026